UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AQUA METALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

September 27, 2024

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (which we refer to as the “Special Meeting”) of Aqua Metals, Inc., a Delaware corporation (which we refer to as “Aqua Metals,” “we,” “us,” “our,” or the “Company”), to be held on Monday, October 28, 2024 at 8:00 a.m. PDT.

The Special Meeting will be held at the Company’s offices located at 5370 Kietzke Lane, Suite 201, Reno, Nevada 89511.

Attached to this letter are a Notice of Special Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. We urge you to read this information carefully.

Whether or not you attend the Special Meeting, and regardless of the number of shares of Aqua Metals that you own, it is important that your shares be represented and voted at the Special Meeting. Therefore, I urge you to vote your shares of common stock via the Internet or by promptly marking, dating, signing, and returning the proxy card via mail. Voting over the Internet, or by written proxy, will ensure that your shares are represented at the Special Meeting.

On behalf of the Board of Directors of Aqua Metals, we thank you for your participation.

Sincerely,
/s/ Vincent L. DiVito
Vincent L. DiVito, Chairman of the Board

AQUA METALS, INC.

5370 Kietzke Lane, Suite 201

Reno, Nevada 89511

(775) 446-4418

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 28, 2024

A Special Meeting of Stockholders (which we refer to as the “Special Meeting”) of Aqua Metals, Inc., a Delaware corporation (which we refer to as “Aqua Metals,” “we,” “us,” “our,” or the “Company”), will be held on Monday, October 28, 2024 at 8:00 a.m. PDT. The Special Meeting will be held at the Company’s offices located at 5370 Kietzke Lane, Suite 201, Reno, Nevada 89511.

At the Special Meeting, we will consider and act on the following items of business:

1.

To approve an amendment (as set forth on Exhibit A to the Company’s Proxy Statement, the “Reverse Split Amendment”) to our First Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to effect a reverse split of our issued and outstanding shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-twenty (1:20), with the exact ratio within such range to be determined by the Board of Directors of the Company (the “Reverse Split,” and such proposal, the “Reverse Split Proposal”); and

2.	To adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal (the “Adjournment Proposal”).

The Proxy Statement accompanying this Notice describes the proposals in detail. Only stockholders of record at the close of business on September 16, 2024 are entitled to notice of, to attend, and to vote at, the Special Meeting or any continuation, postponement or adjournment thereof.

Please note that space limitations make it necessary to limit attendance at the Special Meeting to our stockholders. Registration and seating will begin at 7:30 a.m. PDT. For admission to the Special Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

To ensure your representation at the Special Meeting, you are urged to vote your shares of common stock via the Internet at www.proxyvote.com, by phone at 1-800-690-6903 or by promptly marking, dating, signing, and returning the proxy card via mail. Voting instructions are provided on the proxy card delivered to you and included in the accompanying Proxy Statement. Any stockholder attending the Special Meeting may vote at the meeting even if he or she previously submitted a proxy. If your shares of common stock are held by a bank, broker or other agent, please follow the instructions from your bank, broker or other agent to have your shares voted.

Sincerely,
/s/ Vincent L. DiVito
Vincent L. DiVito, Chairman of the Board

Reno, Nevada

September 27, 2024

i

AQUA METALS, INC.

5370 Kietzke Lane, Suite 201

Reno, Nevada 89511

(775) 446-4418

______________________________

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 28, 2024

INFORMATION ABOUT THE SPECIAL MEETING

General

Your proxy is solicited on behalf of the Board of Directors (which we refer to as our “Board”) of Aqua Metals, Inc., a Delaware corporation (which we refer to as “Aqua Metals,” “we,” “us,” “our,” or the “Company”), for use at a Special Meeting of Stockholders of the Company (which we refer to as the “Special Meeting”). The Special Meeting will be held at the Company’s offices located at 5370 Kietzke Lane, Suite 201, Reno, Nevada 89511, on Monday, October 28, 2024 at 8:00 a.m. PDT, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Special Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to Be Held on October 28, 2024 at 8:00 a.m. PDT

The Notice of Special Meeting, Proxy Statement and Proxy Card

are available at www.proxyvote.com

We intend to mail this Proxy Statement, the proxy card and the Notice of Special Meeting on or about September 30, 2024 to all stockholders of record entitled to vote at the Special Meeting. If you would like a hard copy of the Notice of Special Meeting, Proxy Statement and proxy card for the Special Meeting, or any future stockholder meetings, mailed or emailed to you, please contact us at the above address or at our web page https://www.aquametals.com/contact-us/ or email us at AQMS@fnkir.com or telephone us at (646) 878-9204.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Our Board is providing these proxy materials to you, and is soliciting the enclosed proxy card, for use at the Special Meeting to be held on October 28, 2024 at 8:00 a.m. PDT, or at any adjournment of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Special Meeting.

How do I attend the Special Meeting?

The Special Meeting will be held at the Company’s offices located at 5370 Kietzke Lane, Suite 201, Reno, Nevada 89511, on October 28, 2024 at 8:00 a.m. PDT, or at any continuation, postponement or adjournment thereof. If you need directions to the Special Meeting, please contact us at the above address or at our web page https://www.aquametals.com/contact-us/ or email us at AQMS@fnkir.com or telephone us at (646) 878-9204.

Only record holders and beneficial owners of our common stock, or their duly authorized proxies, may attend the Special Meeting. For admission to the Special Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting. Registration and seating will begin at 7:30 a.m. PDT.

How do I vote at the Special Meeting?

Only stockholders of record at the close of business on September 16, 2024 will be entitled to vote at the meeting. On this record date, there were 136,399,299 shares of common stock outstanding and entitled to vote.

You may vote by attending the Special Meeting or you may vote prior to the Special Meeting through the Internet or by submitting a proxy. The method of voting differs for shares held as a record holder and shares held in “street name.”

If you are a stockholder of record, which means your shares are in your name, you may vote your shares as follows:

●	To vote in person, attend the Special Meeting and use the ballot to be provide by the Company.

●

To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number on the proxy card delivered to you. Your Internet vote must be received by 11:59 p.m., Eastern Time on October 27, 2024 to be counted.

●

To vote using the proxy card delivered to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided or use a touch-tone telephone to transmit your voting instructions by calling 1-800-690-6903. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

If you hold your shares of common stock in street name, which means that your shares are held of record by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares by either (i) attending the Special Meeting and voting in person; (ii) through the Internet; or (iii) otherwise instructing the broker, bank or other nominee on how to vote your shares. Please note that if you hold your shares of common stock in street name, in order to vote your shares in person at the Special Meeting, you will need to obtain from your broker, bank or other nominee, and bring with you to the Special Meeting, a valid legal proxy from your broker, bank or other nominee authorizing you to vote your shares at the Special Meeting.

Additional information regarding the rules and procedures for participating in the Special Meeting will be set forth in our meeting rules of conduct, which will be provided to stockholders at the Special Meeting.

What am I voting on?

There are two matters scheduled for a vote:

●

Proposal 1—The Reverse Split Proposal:  To approve an amendment to our Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-twenty (1:20), with the exact ratio within such range to be determined by our Board.

●	Proposal 2—The Adjournment Proposal: To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1.

You may either vote “For” or “Against” the proposals, or “Abstain.”

YOUR VOTE IS VERY IMPORTANT.    You should vote your shares of common stock via the Internet at www.proxyvote.com, by phone at 1-800-690-6903 or by promptly marking, dating, signing, and returning the proxy card via mail, even if you plan to attend the Special Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. Any stockholder attending the Special Meeting may vote in person even if he or she previously submitted a proxy.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically and in writing) received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows:

●

FOR the approval and adoption of an amendment to the Company’s Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of common stock at a specific ratio, ranging from one-for-two (1:2) to one-for-twenty (1:20), with the exact ratio within such range to be determined by our Board; and

●	FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1.

What if another matter is brought before the meeting?

Our Board knows of no other matters that will be presented for consideration at the Special Meeting and, based on the notice requirements for special meetings included in our Third Amended and Restated Bylaws, or Bylaws, we believe that our Bylaws prohibit any other matter being brought before the meeting. Therefore, we do not expect any other matter to come before the Special Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of September 16, 2024.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote through the Internet, by completing the proxy card delivered to you or by voting at the Special Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank, or other agent may still be able to vote your shares at its discretion. In this regard, under the rules of the New York Stock Exchange, or NYSE, brokers, banks, and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. We believe that Proposal 1 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 1.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

“FOR” the Reverse Split Proposal; and

“FOR” the Adjournment Proposal.

Who is paying for this proxy solicitation?

Our Board is soliciting proxies for the Special Meeting from our stockholders. We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.

●	You may grant a subsequent proxy through the Internet.

●

You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 5370 Kietzke Lane, Suite 201, Reno, Nevada 89511. Such notice will be considered timely if it is received at the indicated address by the close of business on October 25, 2024.

●	You may attend the Special Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Special Meeting. Votes will be counted by the inspector of election for Proposal 1 and Proposal 2 as votes “For,” “Against,” “Abstain” and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

Approval of Proposal 1 (The Reverse Split Proposal)—to approve the Reverse Split Amendment to the Certificate of Incorporation to effect the Reverse Split—will require the affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Special Meeting with respect to such matter by the holders of our common stock as of the record date. Abstentions will not be counted as votes cast for or against this proposal and, therefore, will have no impact on the outcome of the voting. We believe that brokers will have discretionary authority to vote on the Reverse Split Amendment to the Certificate of Incorporation to effect the Reverse Split and, therefore, we do not expect there to be broker non-votes resulting from the vote on Proposal 1. However, in the event of any broker non-votes in connection with Proposal 1, such broker non-votes will not be counted as votes cast for or against this proposal and, therefore, will have no impact on the outcome of the voting.

Approval of Proposal 2 (The Adjournment Proposal)—to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1—will require the affirmative vote of a majority of the votes cast and entitled to vote at the Special Meeting with respect to such matter by the holders of our common stock as of the record date. Our Bylaws provide that “votes cast” shall exclude abstentions and broker non-votes.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if shares representing a majority of the common stock outstanding and entitled to vote are present at the Special Meeting in person or represented by proxy. On the record date, there were 136,399,299 shares of common stock outstanding and entitled to vote. Thus, the holders of 68,199,650 shares must be present or represented by proxy at the Special Meeting to have a quorum.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the Special Meeting or represented by proxy may adjourn the Special Meeting to another date.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Special Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

PROPOSAL 1

THE REVERSE SPLIT PROPOSAL

Introduction

Our Board has determined that it is advisable and in the best interests of us and our stockholders, for us to adopt the Reverse Split Amendment to the Certificate of Incorporation, to authorize our Board to effect the Reverse Split of our issued and outstanding shares of common stock at a specific ratio (the “Final Split Ratio”), ranging from one-for-two (1:2) to one-for-twenty (1:20) (the “Approved Split Ratios”), to be determined by our Board and announced by the Company before the effectiveness of the Reverse Split Amendment. A vote for this Proposal 1 will constitute approval of the Reverse Split that, once authorized by our Board and effected by filing the Reverse Split Amendment with the Secretary of State of the State of Delaware, will reclassify and combine between every two to 20 shares of our common stock into one share of our common stock.

If implemented, the Reverse Split will have the effect of decreasing the number of shares of our common stock issued and outstanding. We are not seeking a proportional reduction of the authorized shares of the Company’s common stock in connection with the Reverse Split; therefore, the Reverse Split will result in an effective increase in the authorized number of shares of our common stock available for issuance in the future.

Stockholders are asked to approve the Reverse Split Amendment set forth in Exhibit A to effect the Reverse Split consistent with those terms set forth in this Proposal 1, and to grant authorization to our Board to determine, in its sole discretion, whether or not to implement the Reverse Split, as well as the Final Split Ratio within the range of the Approved Split Ratios. The text of Exhibit A remains subject to completion of certain information, including the Final Split Ratio within the Approved Split Ratios, the date of our Board’s determination of the Final Split Ratio, and the date of the Company’s announcement of the Final Split Ratio, as identified on Exhibit A.

If approved by the affirmative vote of the holders of a majority of the votes cast by stockholders entitled to vote on this proposal, the Reverse Split would be effected on the Final Split Ratio approved by our Board prior to the one-year anniversary date of the Special Meeting and would become effective upon the time specified in the Reverse Split Amendment as filed with the Secretary of State of the State of Delaware. Our Board reserves the right to elect to abandon the Reverse Split if it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of us and our stockholders.

Purpose and Rationale for the Reverse Split

Avoid Delisting from the Nasdaq.    On November 24, 2023, we received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of our common stock for the prior 30 consecutive business days, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on the Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). We were provided a compliance period of 180 calendar days from the date of the Minimum Bid Price Requirement notice, or until May 22, 2024, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). On May 23, 2024, the Nasdaq granted us an additional 180 days, or until November 18, 2024, to regain compliance with the Minimum Bid Price Requirement. If we do not regain compliance within the allotted compliance period, the Nasdaq will provide notice that our common stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel.

Failure to approve the Reverse Split may potentially have serious, adverse effects on us and our stockholders. Our common stock could be delisted from the Nasdaq because shares of our common stock may continue to trade below the requisite $1.00 per share price needed to maintain our listing in accordance with the Minimum Bid Price Requirement. Our shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, our common stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and may be avoided by retail and institutional investors, resulting in the impaired liquidity of our common stock.

As of September 16, 2024, our common stock closed at $0.21 per share on the Nasdaq Capital Market. The Reverse Split, if effected, would have the immediate effect of increasing the price of our common stock as reported on the Nasdaq, therefore reducing the risk that our common stock could be delisted from the Nasdaq.

Our Board strongly believes that the Reverse Split is necessary to maintain our listing on the Nasdaq. Accordingly, our Board has approved resolutions proposing the Reverse Split Amendment to effect the Reverse Split and directed that it be submitted to our stockholders for approval at the Special Meeting.

Management and our Board have considered the potential harm to us and our stockholders should the Nasdaq delist our common stock from trading. Delisting could adversely affect the liquidity of our common stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange, or other reasons.

Other Effects.    Our Board also believes that the increased market price of our common stock expected as a result of implementing the Reverse Split could improve the marketability and liquidity of our common stock and will encourage greater investor interest and trading in our common stock. The Reverse Split, if effected, could allow a broader range of institutions to invest in our common stock (namely, funds that are prohibited from buying stock whose price is below a certain threshold), potentially increasing the trading volume and liquidity of our common stock. The Reverse Split could help increase analyst and broker’s interest in our common stock, as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.

Our Board does not intend for this transaction to be the first step in a series of plans or proposals to effect a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, because the number of authorized shares of our common stock will not be reduced, the Reverse Split will result in an effective increase in the authorized number of shares of our common stock. The effect of the relative increase in the amount of authorized and unissued shares of our common stock would allow us to issue additional shares of common stock in connection with future financings, employee and director benefit programs and other desirable corporate activities, without requiring our stockholders to approve an increase in the authorized number of shares of common stock each time such an action is contemplated.

Risks of the Reverse Split

We cannot assure you that the Reverse Split will increase the price of our common stock and have the desired effect of maintaining compliance with the Nasdaq.

If the Reverse Split is implemented, our Board expects that it will increase the market price of our common stock so that we are able to regain and maintain compliance with the Nasdaq Minimum Bid Price Requirement. However, the effect of the Reverse Split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that (i) the per share price of our common stock after the Reverse Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Split, (ii) the market price per post-Reverse Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, or (iii) the Reverse Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if the Reverse Split is implemented, the market price of our common stock may decrease due to factors unrelated to the Reverse Split. In any case, the market price of our common stock will be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Even if the market price per post-Reverse Split share of our common stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including the Nasdaq requirements related to the minimum number of shares that must be in the public float and the minimum market value of the public float.

A decline in the market price of our common stock after the Reverse Split is implemented may result in a greater percentage decline than would occur in the absence of the Reverse Split.

If the Reverse Split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Split. The market price of our common stock will, however, also be based upon our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

The Reverse Split may decrease the liquidity of our common stock.

The liquidity of our common stock may be harmed by the Reverse Split given the reduced number of shares of common stock that would be outstanding after the Reverse Split, particularly if the stock price does not increase as a result of the Reverse Split.

The Reverse Split may result in future dilution to our stockholders.

The Reverse Split will reduce the number of outstanding shares of our common stock without a proportionate reduction in the number of shares of authorized but unissued common stock in the Certificate of Incorporation, which will give the Company a larger number of authorized shares available to be issued in the future without further stockholder action, except as may be required by applicable laws or the rules of any stock exchange on which our common stock is listed. The issuance of additional shares of our common stock may have a dilutive effect on the ownership of existing stockholders.

Determination of the Ratio for the Reverse Split

If Proposal 1 is approved by stockholders and our Board determines that it is in the best interests of the Company and its stockholders to move forward with the Reverse Split, the ratio on which the Reverse Split will be effected will be a ratio within the Approved Split Ratios to be selected by our Board, in its sole discretion, and announced by the Company before the effectiveness of the Reverse Split Amendment. However, the Approved Split Ratio will not be less than a ratio of one-for-two (1:2) or exceed a ratio of one-for-twenty (1:20). In determining the Approved Split Ratio to use as the Final Split Ratio, our Board will consider numerous factors, including the historical and projected performance of our common stock, prevailing market conditions and general economic trends, and will place emphasis on the expected closing price of our common stock in the period following the effectiveness of the Reverse Split. Our Board will also consider the impact of the Approved Split Ratios on investor interest. The purpose of selecting a range is to give our Board the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Based on the number of shares of common stock issued and outstanding as of September 16, 2024, after completion of the Reverse Split, we will have between 6,819,964 and 68,199,649 shares of common stock issued and outstanding, depending on the Final Split Ratio selected by our Board.

Principal Effects of the Reverse Split

After the effective date of the Reverse Split, each stockholder will own a reduced number of shares of common stock. Except for adjustments that may result from the treatment of fractional shares as described below, the proposed Reverse Split will affect all stockholders uniformly. The proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the Reverse Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to a Reverse Split would continue to hold 2% of the voting power of the outstanding shares of our common stock immediately after such Reverse Split. The number of stockholders of record also will not be affected by the Reverse Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Split.

The following table contains approximate number of issued and outstanding shares of common stock, and the estimated per share trading price following a 1:2 to 1:20 Reverse Split, without giving effect to any adjustments for fractional shares of common stock or the issuance of any derivative securities, as of September 16, 2024.

After Each Reverse Split Ratio

	Current	1:2	1:10	1:20
Common Stock Authorized	300,000,000	300,000,000	300,000,000	300,000,000
Common Stock Issued and Outstanding	136,399,299	68,199,649	13,639,929	6,819,964
Number of Shares of Common Stock Reserved for Issuance (1)	40,220,227	20,110,113	4,022,022	2,011,011
Number of Shares of Common Stock Authorized but Unissued and Unreserved	123,380,474	211,690,238	282,338,049	291,169,025
Price per share, based on the closing price of our common stock on September 16, 2024	$0.211	0.422	2.11	4.22

(1) Includes (i) 5,193,879 shares of our common stock issuable upon vesting of outstanding restricted stock units as of September 16, 2024; (ii) warrants to purchase an aggregate of 21,477,121 shares of our common stock with a weighted average exercise price of $0.42 per share as of September 16, 2024; and (iii) 13,549,227 shares of our common stock reserved for future issuance under our 2014 Stock Incentive Plan, 2019 Stock Incentive Plan, Officer and Director Share Purchase Plan and 2022 Employee Stock Purchase Plan.

After the effective date of the Reverse Split, our common stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our common stock.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of our common stock under the Exchange Act. Our common stock would continue to be reported on the Nasdaq Capital Market under the symbol “AQMS.”

Effect on Outstanding Derivative Securities

The Reverse Split will require that proportionate adjustments be made to the conversion rate, the per share exercise price and the number of shares issuable upon the vesting, exercise or conversion of the outstanding derivative securities issued by us, in accordance with the Final Split Ratio. The adjustments to such securities, as required by the Reverse Split and in accordance with the Final Split Ratio, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise or conversion, immediately following the Reverse Split as was the case immediately preceding the Reverse Split.

Effect on the Company’s Stock Plans

As of September 16, 2024, we had 5,193,879 shares of our common stock issuable upon vesting of outstanding restricted stock units under our 2014 Stock Incentive Plan and 2019 Stock Incentive Plan, and a total of 13,549,227 shares of our common stock reserved for future issuance under our 2014 Stock Incentive Plan, 2019 Stock Incentive Plan, Officer and Director Share Purchase Plan and 2022 Employee Stock Purchase Plan (collectively, the “Plans”). Pursuant to the terms of the Plans, our Board, or a designated committee thereof, as applicable, will adjust the number of shares of common stock underlying outstanding awards and other terms of outstanding awards issued pursuant to the Plans to equitably reflect the effects of the Reverse Split. The number of shares available for future grant under the Plans will be similarly adjusted.

Effective Date

The Reverse Split would become effective at the time of filing of the Reverse Split Amendment with the office of the Secretary of State of the State of Delaware. At the effective time of the Reverse Split Amendment, issued and outstanding shares of common stock and any shares of common stock held in treasury, in each case, immediately prior thereto will be reclassified and combined, automatically and without any action on the part of our stockholders, into new shares of common stock in accordance with the Final Split Ratio set forth in this Proposal 1. If the Reverse Split Amendment is not approved by our stockholders, the Reverse Split will not occur. Even if the Reverse Split Amendment is approved by our stockholders, our Board, in its sole discretion, may determine to abandon the Reverse Split Amendment, in which case the Reverse Split will not occur.

Treatment of Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of our common stock on the Nasdaq Capital Market during regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split). After the Reverse Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

Upon stockholder approval of this Proposal 1, if our Board elects to implement the proposed Reverse Split, stockholders owning fractional shares will be paid out in cash for such fractional shares. For example, assuming our Board elected a Final Split Ratio of 1:5, if a stockholder held six shares of common stock immediately prior to the Reverse Split, then such stockholder would be paid in cash for the one-fifth fractional share of common stock but will maintain ownership of the remaining share of common stock.

Record and Beneficial Stockholders

If the Reverse Split is authorized by our stockholders and our Board elects to implement the Reverse Split, stockholders of record holding some or all of their shares of common stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of common stock they hold after the Reverse Split along with payment in lieu of any fractional shares. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation and making payment for fractional shares than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the Reverse Split is authorized by the stockholders and our Board elects to implement the Reverse Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the Reverse Split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Split shares in exchange for post-Reverse Split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the Reverse Split would continue to be valid and would represent the adjusted number of whole shares based on the approved exchange ratio of the Reverse Split selected by our Board. No new post-Reverse Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND
SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of common stock would remain unchanged at $0.001 per share after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the Final Split Ratio selected by our Board, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding. The shares of common stock held in treasury, if any, will also be reduced proportionately based on the Final Split Ratio selected by our Board. Retroactive restatement will be given to all share numbers in the financial statements, and accordingly all amounts including per share amounts will be shown on a post-Reverse Split basis. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law with respect to this Proposal 1 and we will not independently provide our stockholders with any such right if the Reverse Split is implemented.

Material Federal U.S. Income Tax Consequences of the Reverse Split

The following is a summary of certain material U.S. federal income tax consequences of a Reverse Split to our stockholders. The summary is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a Reverse Split. This discussion only addresses stockholders who hold common stock as capital assets. It does not purport to be complete and does not address stockholders subject to special tax treatment under the Code, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-Reverse Split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-Reverse Split shares pursuant to the exercise of employee stock options or otherwise as compensation. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purpose) holding our common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Split to them. In addition, the following discussion does not address the tax consequences of the Reverse Split under state, local and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Split, whether or not they are in connection with the Reverse Split.

In general, the federal income tax consequences of a Reverse Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of common stock in exchange for their old shares of common stock. We believe that because the Reverse Split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, the Reverse Split should have the following federal income tax effects. The Reverse Split is expected to constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. A stockholder who receives solely a reduced number of shares of common stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of common stock will equal the stockholder’s basis in its old shares of common stock and such stockholder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. The Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in the recapitalization. Stockholders of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A stockholder that, pursuant to the proposed Reverse Split, receives cash in lieu of a fractional share of our common stock should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the stockholder’s aggregate adjusted tax basis in the shares of our common stock surrendered that is allocated to such fractional share. Such capital gain or loss will be short term if the pre-Reverse Split shares were held for one year or less at the effective time of the Reverse Split and long term if held for more than one year. Stockholders should consult their own tax advisors regarding the tax consequences to them of a payment for fractional shares.

We will not recognize any gain or loss as a result of the proposed Reverse Split.

A stockholder of our common stock may be subject to information reporting and backup withholding on cash paid in lieu of a fractional share in connection with the proposed Reverse Split. A stockholder of our common stock will be subject to backup withholding if such stockholder is not otherwise exempt and such stockholder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service. Stockholders of our common stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Vote Required

Proposal 1, to approve the Reverse Split Amendment to the Company’s Certificate of Incorporation to effect the Reverse Split of our issued and outstanding shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-twenty (1:20), with the exact ratio within such range to be determined by our Board and announced by the Company before the effectiveness of the Reverse Split Amendment, will require the affirmative vote of the holders of a majority of the votes cast by stockholders entitled to vote on this proposal. Abstentions and broker non-votes will, other than for purposes of determining a quorum, not be counted either for or against this proposal. Approval of Proposal 1 by the Company’s stockholders includes approval that, at any time prior to the effectiveness of the filing of the Reverse Split Amendment with the Secretary of State of the State of Delaware, notwithstanding authorization of the Reverse Split Amendment by the Company’s stockholders, our Board may abandon the Reverse Split Amendment without further action by the Company’s stockholders.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE REVERSE SPLIT PROPOSAL.

PROPOSAL 2

THE ADJOURNMENT PROPOSAL

Proposal

As described above, our Board has recommended an amendment to our Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-twenty (1:20), with the exact ratio within such range to be determined by our Board (Proposal 1). In furtherance of this recommendation, the Company is asking its stockholders to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1.

Vote Required

Proposal 2, to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1, will require the affirmative vote of the holders of a majority of the votes cast by stockholders entitled to vote on this proposal.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 16, 2024 by:

●	each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;
●	each of our directors and executive officers; and
●	all directors and executive officers as a group.

The beneficial ownership of each person was calculated based on 136,399,299 shares of common stock issued and outstanding as of September 16, 2024. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness. Two or more persons might count as beneficial owners of the same share.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Aqua Metals, Inc., 5370 Kietzke Lane, Suite 201, Reno, Nevada 89511.

Name of Executive Officer and Directors	Number of Shares		Percentage Owned
Stephen Cotton	3,801,947	(1)	2.8%
Judd Merrill	1,050,089	(2)	*	%
Ben Taecker	403,267	(3)	*	%
Vincent L. DiVito	485,430	(4)	*	%
Molly Zhang	363,870	(5)	*	%
Directors and executive officers as a group	6,104,603		4.5%

* Less than 1%.

Name and Address of 5% + Holders	Number of Shares	Percentage Owned
None

(1)	Does not include 2,313,300 shares of common stock that will settle under outstanding RSUs, after October 30, 2024.
(2)	Does not include 917,715 shares of common stock that will settle under outstanding RSUs after October 30, 2024.
(3)	Does not include 636,662 shares of common stock that will settle under outstanding RSUs after October 30, 2024.
(4)	Does not include 120,708 shares of common stock that will settle under outstanding RSUs after October 30, 2024.
(5)	Does not include 80,472 shares of common stock that will settle under outstanding RSUs after October 30, 2024.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and any annual report, please notify your bank or broker, direct your written request to Aqua Metals, Inc., 5370 Kietzke Lane, Suite 201, Reno, Nevada 89511, Attention: Investor Relations, or contact Investor Relations by telephone at (646) 878-9204. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Additional Information

Information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

By Order of the Board of Director
/s/ Vincent L. DiVito
Vincent L. DiVito, Chairman of the Board

Reno, Nevada

September 27, 2024

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AQUA METALS, INC.

Aqua Metals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.      That the certificate of incorporation of the Corporation is hereby amended by inserting the following at the end of Article FOURTH thereof:

“Upon the effectiveness (the “Effective Time”) of the Certificate of Amendment inserting this paragraph in the Certificate of Incorporation, each two (2) to twenty (20) shares of Common Stock that are issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) share of Common Stock, with the exact ratio to be determined by the Board prior to the Effective Time and publicly announced by the Corporation, subject to the treatment of fractional share interests as described below (the “Reverse Split”). The Reverse Split shall occur automatically without any further action by the Corporation or its stockholders and whether or not any certificate representing such shares immediately prior to the Effective Time (an “Old Certificate”) is surrendered to the Corporation. No fractional shares of Common Stock will be issued in connection with the Reverse Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to receive cash (without interest) in lieu of fractional shares, equal to such fraction multiplied by the average of the closing sales prices of the Common Stock on the exchange the Corporation is currently trading during regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split). Following the Effective Time, each Old Certificate shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and combined, subject to the elimination of fractional share interests as described above, until such time as such Old Certificate has been surrendered to the Corporation.”

2.      That this amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.      That, on ______ __, 2024, the Board of Directors of the Corporation determined that each ______ (__) shares of the Corporation’s common stock (the “Common Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, pursuant to the amendment set forth in this Certificate of Amendment. The Corporation publicly announced this ratio on ______ __, 2024.

IN WITNESS WHEREOF, Aqua Metals, Inc. has caused this Certificate of Amendment to be signed by its authorized officer, as of __________ __, 2024.

AQUA METALS, INC.

By:
Name:
Title:

AQUA METALS, INC.
5370 KIETZKE LN #201
RENO, NV 89511

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. EDT on October 27, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. EDT on October 27, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V46491-P09045 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

AQUA METALS, INC.

The Board of Directors recommends you vote "FOR" proposals 1 and 2.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V46492-P09045

AQUA METALS, INC.
Special Meeting of Stockholders
October 28, 2024, 8:00 AM, PDT
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Stephen Cotton and Vincent DiVito, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Aqua Metals, Inc. that the stockholders are entitled to vote at the Special Meeting of Stockholders to be held at 8:00 AM, PDT, on October 28, 2024, at the Company's offices located at 5370 Kietzke Lane, Suite 201, Reno, Nevada 89511 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side